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EXHIBIT 10.34

              TRADEMARK LICENSE AGREEMENT AND ASSIGNMENT OF RIGHTS

         THIS TRADEMARK LICENCE AGREEMENT AND ASSIGNMENT OF RIGHTS (the "Agreement") is entered into as of March 31, 2000 (the "Effective Date"), by and between Y, LLC, a Delaware limited liability company wholly-owned by Jim Jannard ("Y, LLC"), and OAKLEY, INC., a Washington corporation ("Oakley").

                                    RECITALS

     a. Y, LLC sponsors (the "Sponsorship") Scotty Cannon ("Cannon"), a National Hot Rod Association ("NHRA") driver, pursuant to which Y, LLC has the right (the "Right") to purchase a truck and trailer to travel the NHRA circuit and to sell certain products, within the NHRA guidelines, at NHRA sanctioned events, in exchange for royalties on the products payable to the NHRA.

     b. Oakley owns certain trademarks ("Trademarks"), identified on Exhibit A hereto.

     c. Y, LLC desires to assign the Right to Oakley and Oakley desires to obtain the Right from Y, LLC. Oakley desires to place the Trademarks on various locations in connection with the Sponsorship and therefore desires to grant a license to Y, LLC to utilize the Trademarks, all in accordance with the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the parties agree as follows.

i. LICENSE.

     (1) In connection with the Sponsorship, Y, LLC hereby agrees to prominently place (the "Placement") the Oakley logo identified on Exhibit A in various locations to be agreed on between Y, LLC and Oakley, including on (i) the right and left doors and on the rear wing of the funny card dragster driven by Cannon, (ii) the team transporter, and (iii) the uniforms of the crew members.

     (2) Oakley hereby grants to Y, LLC a nonexclusive, non-transferable license and right to use the Trademarks to effectuate the Placement, subject to the terms and conditions of this Agreement.

     (3) Y, LLC shall comply with all reasonable quality standards and protocols communicated by Oakley to Y, LLC regarding the Trademarks.

     (4) Y, LLC shall permit duly authorized representatives of Oakley to inspect, at reasonable times, the placement of the logos for the purposes of enabling Oakley to verify that Y, LLC is complying with the requirements of this Agreement.

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ii. ASSIGNMENT OF RIGHT. Y, LLC hereby assigns and transfers to Oakley all of Y,
LLC's right, title and interest in , to and under the Right. Oakley accepts the assignment by Y, LLC and agrees to be bound by the guidelines of the NHRA as they may be amended from time to time, a current summary of which is attached as Exhibit B hereto, and undertakes, assumes and agrees to perform when due, and otherwise in accordance with their respective terms, all agreements, covenants, conditions, obligations, and liabilities of Y, LLC with respect to the Right arising on or after the Effective Date, other than Y, LLC's obligation to make royalty or other payments to third parties (including without limitation to the NHRA).

ii. Fees and Royalties.

     (a) Oakley agrees to pay Y, LLC an annual fee of $100,000 for the Placement.

     (b) Oakley agrees to pay the following royalty rates on net revenues (after sales tax and returns) from sale by Oakley of the merchandise indicated. Such royalty payments to each of the respective parties set forth below are in compliance with all obligations of Oakley to make such payments.

iv.

                                                     Royalty                    Party to whom Royalty to be
         Merchandise                                   Rate                     Paid by Oakley
         -----------                                   ----                     --------------
         All merchandise sold at NHRA                  20%                      NHRA
         sanctioned events
         Merchandise bearing Cannon's                  10%                      Y, LLC
         likeness
         Die-cast collectible cars (bearing            25%                      Y, LLC
         the funny car dragster paint
         scheme)

     In accordance with the NHRA guidelines, Oakley shall pay the NHRA, prior to each event, a minimum of $1,500 (the "Advance") (the exact payment to be determined by the NHRA prior to each event) as an advance against the 20% royalty payable to the NHRA.

     Within 30 days following the end of each quarter, Oakley shall prepare and deliver to Y, LLC a report showing net revenues from sales of the foregoing merchandise by Oakley and the corresponding royalty payable to Y, LLC. Oakley shall, concurrent with the delivery of such report, make payment to Y, LLC of the royalties due hereunder. Oakley shall provide, at the request of the NHRA, a summary of its net revenue for each type of merchandise sold at NHRA events.

v. OTHER SERVICES. Oakley will perform accounting services for Y, LLC as agreed upon between Oakley and Y, LLC and will be compensated in cash for such services by Y, LLC at a fair market rate to be determined in good faith by Oakley's Board of Directors.


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vi.  TERM.

     (1) TERM OF AGREEMENT. This Agreement commences as of the Effective Date and shall continue for so long as the Sponsorship continues, unless sooner terminated pursuant hereto.

     (2) TERMINATION. This agreement may be terminated by either party upon 30 days written notice to the other party.

     (3) EFFECT OF TERMINATION. Termination of this Agreement shall not affect any accrued rights or liabilities of either party, including without limitation any outstanding payment obligations of the parties under
          Section 6 shall survive until all such accrued rights and liabilities are discharged. Without limiting the foregoing, Y, LLC's license to use the Trademarks shall cease upon termination of the Agreement.

vii. MISCELLANEOUS

     (1) ENTIRE AGREEMENT. This Agreement (including the Exhibits hereto) constitutes the entire agreement between the parties concerning the subject matter hereof, and supersedes any prior understandings, agreements, or representations by or between the parties, written or oral, to the extent they related in any way to the subject matter hereof.

     (2) AMENDMENTS AND WAIVERS. No amendment of any provision of the Agreement shall be valid the same shall be in writing and signed by all of the parties. Except as otherwise expressly provided herein, any delay or failure by any party to enforce at any time any of its rights under any provision of the Agreement shall not be deemed to be a waiver of that party's right thereafter to enforce those rights or a waiver of such provision or of the party's right to resort to any remedy available to it. A waiver on one occasion shall not be construed as a waiver of any right on any future occasion.

     (3) NO THIRD-PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any person other than the parties and their respective successors and permitted assigns.

     (4) NO ASSIGNMENT OF DELEGATION. Neither party shall assign or delegate any of its rights or obligations arising under this Agreement, whether voluntarily or by operation of law, without the written consent of the other party, and any such purported assignment or delegation shall be void and without effect; provided, that either party may assign or delegate any of its rights or obligations hereunder at any time to any of its affiliates.


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     (5)  NOTICES. All notices, demands, claims, and other formal communications hereunder will be in writing. Any such communication hereunder shall be deemed duly given if delivered by any reasonable means, including by personal delivery, recognized international courier service or facsimile, to the following address of the party to which that notice is to be given:

               TO OAKLEY:

                  Oakley, Inc.
                  One Icon
                  Foothill Ranch, California  92610
                  Attn:  Link Newcomb
                  Facsimile:  (949)  380-9325

               TO Y, LLC

                  Y, LLC
                  C/o Oakley, Inc.
                  One Icon
                  Foothill Ranch, California  92610
                  Attn:  Jim Jannard
                  Facsimile:  (949)  380-9325

          Or to such other address of which a party may subsequently notify the other party. Communications shall be effective upon actual receipt by the intended recipient, provided that in the case of communications sent by courier, such receipt shall be deemed to have occurred no later than three (3) business days after such communication is sent.

     (6) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

     (7) HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     (8) SEVERABILITY. Any term or provision of the Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provision hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.


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     (9)  FORCE MAJEURE. Neither party shall be liable for any delay in performance or any failure to perform any obligation under this Agreement which arises from any contingency beyond that party's reasonable control, including, but not limited to, acts of God, governmental orders or restrictions, ware, threat of war, riot, strikes, fires, floods, or transportation delays, whether such contingency was known or contemplated to be possible at the time this Agreement is made.

     (10) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with domestic laws of the State of California, without giving effect to any choice or conflict of law provision or rule.

     (11) FURTHER ASSURANCES. The parties shall each from time to time, at the request of the other, and without further consideration, execute and deliver such instruments, and take such actions, as may be reasonably necessary to effect the transactions contemplated by the Agreement.


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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the
Effective Date.

                                        Y, LLC

                                        By:    /s/ JIM JANNARD
                                          -------------------------------
                                                   Jim Jannard
                                                   Sole Member

                                        OAKLEY, INC.

                                        By:    /s/ LINK NEWCOMB
                                          ------------------------
                                                   Link Newcomb
                                                   Chief Operating Officer